EXHIBIT 3(d)
                                  ------------

                            CERTIFICATE OF AMENDMENT
                                       to
                           ARTICLES OF INCORPORATION
                                       of
                          ONCOURSE TECHNOLOGIES, INC.

  In compliance with the requirements of NRS SectionSection 78.385 and 78.390 (relating to certificates of amendment), the undersigned OnCourse Technologies, Inc., a Nevada business corporation, hereby amends its Articles of Incorporation as follows:

                          Change in Authorized Capital
                          ----------------------------

1. Section 4.01, titled "Number and Class", is hereby amended and restated in its entirety as follows:

          Section 4.01 Number and Class. The corporation shall have the power to
                       -----------------
          create a total of Sixty Million (60,000,000) shares, divided into a class of Fifty Million (50,000,000) shares of Common Stock with a par value of one tenth of a cent ($0.001) per share, and a class of Ten Million (10,000,000) shares of Preferred Stock with a par value of one tenth of a cent ($0.001) per share. The Board of Directors, without action by the shareholders, shall have the full authority to divide the authorized and unissued shares of the corporation, whether Common Stock or Preferred Stock, into classes or series, or both, and to determine for any such class or series its voting rights (which may be full, limited, multiple, fractional or no voting rights) and such designations, preferences, options, conversion rights and other special or relative rights as may be desired.

                              No Preemptive Rights
                              --------------------

2. Section 4.02, titled "No Preemptive Rights", is hereby amended and restated in its entirety as follows:

          Section 4.02 No Preemptive Rights. Except as may be otherwise
                        ------------------------
          determined by the Board of Directors from time to time by written resolution, holders of either the Common Stock or the Preferred Stock of the corporation shall not have any preference, preemptive right, or right of subscription to either acquire any shares of the corporation, or to convert any class or series of shares of the corporation into another class or series of shares.

                             Assessment of Shares
                             --------------------

3. Section 4.03, titled "Assessment of Shares", is hereby amended and restated in its entirety as follows:

          Section 4.03 Assessment of Shares. The Common Stock and Preferred
                       ---------------------
          Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the Board of Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                          Initial Board of Directors
                          --------------------------

4. The first sentence of Section 5.02, titled "Initial Board of Directors", is hereby deleted in its entirety.

                        Change in Number of Directors
                        -----------------------------

5. Section 5.03, titled "Change in Number of Directors", is hereby amended and restated in its entirety as follows:

          Section 5.03 Change in Number of Directors. The Board of Directors
                       ------------------------------
          shall consist of such number of Directors as may be determined from time to time by resolution of the Board of Directors; provided, however, that the corporation shall have at least one (1) Director.

                                Effective Date
                                --------------

6.   This Certificate of Amendment shall be effective upon filing.

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                         ADOPTION BY BOARD OF DIRECTORS
                         ------------------------------

7. This Certificate of Amendment was adopted by the Board of Directors and recommended to the shareholders by action by unanimous consent in writing in lieu of meeting as permitted by NRS Section78.315(2), Article XI of the Articles of Incorporation of the corporation, and Section 4.10(b) of the Bylaws of the corporation.

                            ADOPTION BY SHAREHOLDERS
                            ------------------------

8. This Certificate of Amendment was adopted by the shareholders of the corporation by action by majority consent in writing in lieu of meeting as permitted by NRS Section78.320(2), Article XI of the Articles of Incorporation of the corporation, and Section 3.05 of the Bylaws of the corporation. Shareholders owning an aggregate of eleven million, five hundred and three thousand four hundred and twenty (11,503,420) voting common shares of the total eighteen million, six hundred and thirty-one thousand two hundred and ninety-one (18,631,291) voting common shares of the corporation's issued and outstanding Common Stock (approximately 61% of the total number of votes entitled to be cast) voted for and consented to this Certificate of Amendment. No votes were cast against this Certificate of Amendment. The number of shares cast for this Certificate of Amendment was therefore sufficient for approval in accordance with the Nevada Private Corporations Law (NRS SectionSection 78.010 et seq.), and the Articles of Incorporation and Bylaws of the corporation.

9. Executed on May 1, 2002, by Bernard A. Woods III, Secretary of the corporation.

          By:  /s/ Bernard A. Woods III
               ---------------------------------------------------------
               Bernard A. Woods III, Secretary

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